NSAR ITEM 77O
2000
VK ENTERPRISE
10f-3 Transactions

Underwriting #   Underwriting    Purchased   Amount of    % of        Date of
                                 From       shares    underwriting   Purchase
    1          Sprint Corp.   Goldman Sachs  234,000     0.154        5/31/01



Underwriters for #1
Goldman Sachs & Co.
Morgan Stanley & Co. Incorporated
UBS Warburg LLC
Deutsche Banc Alex Brown Inc.
Salomon Smith Barney Inc.
Credit Suisse First Boston Corporation
J.P. Morgan Securities Inc.
Lehman Brothers Inc.
Merrill Lynch, Pierce, Fenner & Smith Incorporated
Allen & Company Incorporated
Dresdner Kleinwort Wasserstein
A.G. Edwards & Sons, Inc.
Edward D. Jones & Co. L.P.
Prudential Securities Incorporated
Samuel A. Ramirez & Company, Inc.
Muriel Siebert & Co., Inc.
The Williams Capital Group, L.P.